Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31	December 31
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$124,108	$164,541
Notes receivable, current	126,984	214,513
Accounts receivable less accumulated provision for doubtful accounts of $5,000 at March 31, 2005, and $5,514 at December 31, 2004	985,262	1,061,140
Fuel, emission allowances, and supplies	390,064	444,750
Prepayments and other	234,303	174,624
Energy risk management current assets	450,770	381,146
Total current assets	2,311,491	2,440,714

Property, Plant, and Equipment - at Cost
Utility plant in service	10,136,415	10,076,468
Construction work in progress	429,817	333,687
Total utility plant	10,566,232	10,410,155
Non-regulated property, plant, and equipment	4,734,719	4,700,009
Accumulated depreciation	5,257,604	5,180,699
Net property, plant, and equipment	10,043,347	9,929,465

Other Assets
Regulatory assets	1,016,347	1,030,333
Investments in unconsolidated subsidiaries	495,195	513,675
Energy risk management non-current assets	239,028	138,787
Notes receivable, non-current	188,391	193,857
Other investments	123,654	125,367
Goodwill and intangible assets	154,293	132,752
Restricted funds held in trust	341,126	358,006
Other	118,260	119,361
Total other assets	2,676,294	2,612,138

Total Assets	$15,031,132	$14,982,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,272,124	$1,348,576
Accrued taxes	251,493	216,804
Accrued interest	61,000	54,473
Notes payable and other short-term obligations	449,844	958,910
Long-term debt due within one year	222,748	219,967
Energy risk management current liabilities	427,161	310,741
Other	129,366	171,188
Total current liabilities	2,813,736	3,280,659

Non-current Liabilities
Long-term debt	4,240,579	4,227,741
Deferred income taxes	1,574,111	1,597,120
Unamortized investment tax credits	97,524	99,723
Accrued pension and other post-retirement benefit costs	710,788	688,277
Regulatory liabilities	563,873	557,419
Energy risk management non-current liabilities	247,127	127,340
Other	224,599	225,298
Total non-current liabilities	7,658,601	7,522,918

Total Liabilities	10,472,337	10,803,577

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 198,128,516 at March 31, 2005 and 187,653,506 at December 31, 2004; outstanding shares - 197,989,654 at March 31, 2005 and 187,524,229 at December 31, 2004	1,981	1,877
Treasury shares at cost - 138,862 at March 31, 2005, and 129,277 shares at December 31, 2004	(4,635)	(4,336)
Paid-in capital	2,919,758	2,559,715
Retained earnings	1,638,704	1,613,340
Accumulated other comprehensive income (loss)	(59,831)	(54,674)
Total common stock equity	4,495,977	4,115,922

Total Liabilities and Equity	$15,031,132	$14,982,317

Note: Prior year data has been reclassified to conform with current year presentation.